Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Preston Romm	Kirsten Garvin
Chief Financial Officer	Director of Investor Relations
Tel: 760-931-5500	Tel: 760-476-3811
Email: investors@dothill.com	Email: kirsten.garvin@dothill.com

Dot Hill Systems Corp. Announces Management Promotions

James Lambert and Dana Kammersgard to Assume Additional Roles

CARLSBAD, Calif. – August 3, 2004 – Dot Hill Systems Corp. (NASDAQ:HILL) announced today that James L. Lambert has been appointed vice chairman of the board of directors and will continue as the company’s chief executive officer. Concurrently, Dana W. Kammersgard has been appointed president of the company.

Mr. Lambert and Mr. Kammersgard are co-founders of the company.  Mr. Lambert has served as director, president and chief executive officer of Dot Hill since August 2000. Mr. Kammersgard has served as the company’s chief technical officer since August 1999.

“We are pleased to make these promotions,” said Charles Christ, Dot Hill’s chairman of the board.  “Jim’s promotion reflects the increasing importance of his efforts in expanding the company’s worldwide strategic partnerships.  Dana’s promotion recognizes his many valuable contributions to the company over the years and his increasing operational role with the company, and will allow Jim to spend more time dealing with strategic matters that are important to the company’s future.”

“I am excited to accept this new role as vice chairman, and am pleased that Dana’s many valuable contributions over the years have been recognized,” said Jim Lambert.  “I look forward to working closely with Dana over the ensuing months to support his effective assumption of these additional responsibilities.”

“I appreciate the board’s expression of confidence in appointing me as president,” said Dana Kammersgard.  “Our recent addition of a number of excellent people to the research and development staff as a result of the Chaparral acquisition and new hiring, will enable me to continue to expand into a more operational role as well as continue to oversee research and development.”

Dot Hill Systems Corp. is a leader in the innovative design and delivery of storage networking solutions to channel partners worldwide. Its products include the SANnet® II family of storage systems, the RIO Xtreme storage servers, SANscape® storage management software, SANpath® storage networking software and professional training, support and service. For more information, visit Dot Hill on the web at www.dothill.com.

Dot Hill, the Dot Hill logo, SANnet, SANpath, SANscape, RIVA and RIO Xtreme and are trademarks of Dot Hill Systems Corp. All other products and names mentioned herein are trademarks or registered trademarks of their respective owners.

Certain statements contained in this press release regarding matters that are not historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include the performance of Mssrs. Lambert and Kammersgard in their new roles.  The risks that contribute to the uncertain nature of the forward-looking statements include: unforeseen technological, intellectual property, supply or engineering issues and changing customer preferences. However, there are many other risks not listed here that may affect the future business of Dot Hill, as well as the forward-looking statements contained herein. To learn about such risks and uncertainties, you should read the risk factors set forth in Dot Hill’s public filings with the SEC, including the Forms 10-K and 10-Q most recently filed by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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